Exhibit 99

NEWS RELEASE	701 Ninth Street NW Washington, DC 20068 www.pepcoholdings.com NYSE: POM
FOR IMMEDIATE RELEASE September 7, 2012	Media Contact: Myra Oppel, 202-872-2680 moppel@pepcoholdings.com Investor Contact: Donna Kinzel, 302-429-3004 donna.kinzel@pepcoholdings.com

Kevin C. Fitzgerald Named Executive Vice President and
General Counsel for Pepco Holdings, Inc.

New EVP and General Counsel Brings Extensive Utility and Energy-Related Legal Expertise;
Kirk Emge, Senior Vice President and General Counsel, Announces Retirement

WASHINGTON—September 7, 2012 -- Pepco Holdings, Inc. (NYSE: POM), announced the appointment today of Kevin C. Fitzgerald as Executive Vice President and General Counsel of PHI and its utility subsidiaries, reporting to Joseph M. Rigby, Chairman, President and CEO of PHI.  Mr. Fitzgerald has more than two decades of legal experience in the utility and energy industries, most recently serving as Executive Partner for Client Development Strategic Planning and a member of the Executive Committee for Troutman Sanders, an international law firm with offices located throughout the United States and China. While at Troutman Sanders, Fitzgerald led the energy group which is a nationally recognized full-service utility and energy practice, encompassing over 100 attorneys and advising Global 500 companies, renewable energy developers, as well as financial institutions and venture capitalists.

Mr. Fitzgerald will take over the General Counsel post from current PHI Senior Vice President and General Counsel, Kirk Emge, who announced he will retire in April 2013, after 26 years with the Company.  While Mr. Fitzgerald will assume the role of General Counsel for PHI and its utility subsidiaries effective September 17, 2012, Mr. Emge will remain at PHI until his retirement, transitioning to the role of Senior Vice President and Special Counsel to the CEO.

"We are pleased to welcome Kevin to the executive leadership team as a recognized legal expert within the utility and energy sectors,” said Rigby.  “Kevin’s background representing Fortune 500 utility companies, counseling financial institutions and renewable energy developers on solar, wind and other investment opportunities, combined with his extensive regulatory experience at the state and federal level, will reinforce and augment an already strong executive team at PHI.”  Rigby went on to state, “We recognize the vital importance of implementing smooth executive transitions and appreciate the many years of outstanding service Kirk has provided to both Pepco and PHI.  Kirk has been an important member of the senior leadership team and a key contributor to the execution of our strategic plan."

Fitzgerald is a graduate of The George Washington University, where he received his Juris Doctor in 1991, his M.A in 1988 and his B.A in 1985.  He joined Troutman Sanders LLP in 1995, and has served as a member of the Executive Committee and the Partner Compensation Committee since 1999 and as Managing Partner of the Washington D.C. Office from 1999 – 2010.  Most recently, Kevin was the firm-wide Executive Partner for Client Development Strategic Planning. Prior to joining Troutman Sanders in 1995, he was an Associate at Reid & Priest.  Mr. Fitzgerald is admitted to practice law in the Commonwealth of Massachusetts and the District of Columbia and, since 2001, before the U.S. Supreme Court.  He was honored in 2012 as a Washington, D.C. Super Lawyer and in 2010 as a Groundbreaking Lawyer in Public Utilities Fortnightly magazine in the area of Finance, Mergers & Acquisitions and Wholesale Markets.

Mr. Fitzgerald is active within the Edison Electric Institute, the electric energy sector's primary industry association, serving as a member of the Legal Planning Committee.   He is an Advisory Board Member to the Electric Power Research Institute, and is an Executive Committee Member to the U.S. Partnership for Renewable Energy Finance.   He also plays an active role within the community serving since 2001 on the Catholic Charities of the Diocese of Arlington Special Gifts Committee, as a Council Member to the Archdiocese of Washington Legal Network, and since 2004 as Chairman of the Archdiocesan Legal Network Charity Golf Tournament.  He is also a member of the Board of Directors of The First Tee of Washington, DC. In 2006, he was awarded the prestigious Pro Bono Legal Service Award from the John Carroll Society. Before embarking on his legal career, Kevin played professional baseball for the San Francisco Giants.

Mr. Emge joined Pepco in 1986 as Deputy General Counsel and advanced through several executive and legal capacities. He was elected Vice President, Regulatory Law in 1994, became Vice President, Legal Services in 1998 and Vice President, Legal Services, Pepco Holdings, Inc., in August 2002.  Before joining Pepco, Mr. Emge served as General Counsel to the Public Service Commission of Maryland.

About PHI: Pepco Holdings, Inc. (NYSE: POM) is one of the largest energy delivery companies in the Mid-Atlantic region, serving about 2 million customers in Delaware, the District of Columbia, Maryland and New Jersey. PHI subsidiaries Pepco, Delmarva Power and Atlantic City Electric provide regulated electricity service; Delmarva Power also provides natural gas service. PHI also provides energy efficiency and renewable energy services through Pepco Energy Services.

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